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                                                                      Exhibit 99


SALLIE MAE AND USA GROUP REACH
AGREEMENT TO COMBINE; SALLIE MAE TO
PAY $770 MILLION IN CASH AND STOCK FOR USA GROUP

- Corporate Headquarters to Remain in Reston; Operations Headquarters to Be in Indianapolis -

RESTON, Va., and INDIANAPOLIS, Ind., June 15 /PRNewswire/ -- Sallie Mae (NYSE:
SLM - news) and USA Group, Inc., two of the nation's leading education financial service providers, today announced their agreement to combine their business operations. Sallie Mae will acquire USA Group's guarantee servicing, student loan servicing and secondary market operations for $770 million in cash and stock. SLM Holding Corp., the parent of Sallie Mae, will be renamed USA Education, Inc. Corporate headquarters will be in Reston, Va. Guarantee and loan servicing headquarters will be in Indianapolis, Ind.

Sallie Mae expects the transaction to be accretive to earnings per share as soon as the first quarter 2001. Closing of the transaction is anticipated within 90 days and is subject to Hart-Scott-Rodino review and other customary closing considerations.

The transaction merges two companies that have complementary strengths and product offerings. Sallie Mae is the industry's largest private capital provider. USA Group is the leading campus-based financial service provider to schools, lenders and students. Together, the combined company will be ideally positioned to meet the diverse and growing needs of borrowers and educational institutions.

"This transaction combines our capital strength and sales capabilities with USA Group's premier service quality," said Albert L. Lord, vice chairman and chief executive officer, Sallie Mae. "It would be difficult to overstate the significance of this deal to our three principal constituencies: students, schools and shareholders."

USA Funds, the nation's largest student loan guarantee agency, is not part of this transaction. Upon closing, USA Funds will contract marketing and servicing functions to the newly formed entity.

Proceeds of the sale will be directed to the USA Group Foundation, a foundation dedicated to improving access to quality education, which upon closing will have nearly $800 million in assets. "We expect our shareholders will like the long-term value of this transaction. It is noteworthy that America's students, colleges and universities will be the most immediate beneficiaries of the proceeds of this agreement," Lord noted.

Edward A. Fox, Sallie Mae's current chairman, will continue as chairman of the 17-person holding company Board of Directors. Upon closing of the transaction, the board will be realigned to include three members from the USA Group Board of Directors, including James C. Lintzenich, USA Group's vice chairman and chief executive officer. Lintzenich will be president and chief operating officer of the new company with


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principal responsibility for information technology, servicing, and guarantee operations. Also joining the board will be Thomas J. Fitzpatrick, currently a Sallie Mae executive vice president, who will serve as president and chief marketing and administrative officer. Fitzpatrick will manage sales, marketing, and product development for the new company.

"USA Group accomplishes its most important objectives by joining forces with Sallie Mae," said Lintzenich. "Combining the different capabilities of the two leading players in the education loan industry will produce what customers want most: stable financial access for students and a comprehensive choice of products and services delivered in a streamlined channel. We intend to support this model with excellent customer service and a commitment to continuous innovation, delivered by the tremendous talent of our combined operations. We are also proud of the lasting charitable legacy that the USA Group Foundation will carry on and the continued leadership of USA Funds as the premier education loan guarantor."

Officials of both companies stressed that integration of the two companies will benefit borrowers and institutional customers. Both brands will remain and no products or services will change this academic year. Fitzpatrick added, "Beyond this academic year our customers will see enormous improvements as we speed the delivery of our service to them."

Separately, the companies said they would host an analyst/media conference call Thursday, June 15 at 11:00 a.m. EDT to discuss the transaction. Analysts and journalists interested in participating should dial the following toll-free number: 888-515-2781. The conference call will be replayed continuously from 4:00 p.m. Thursday, June 15 until 11:59 p.m. Friday, June 16. To listen to the replay, please dial 888-203-1112, access code 433376.

ABOUT USA GROUP

USA Group(R) is an Indiana-based nonprofit company that supports access to education by providing education loan, financial and management products and services to those pursuing, providing and promoting education. Established in 1960, USA Funds, the forerunner of USA Group, is the nation's largest guarantor of education loans and is the designated guarantor in nine states. Today, USA Group employs 3,000 individuals at offices in 20 states, the District of Columbia and Canada. In 1999, the company, including USA Funds, had revenues of $458.1 million and excess of revenues over expenses of $150.6 million.

ABOUT SALLIE MAE

Sallie Mae, founded 27 years ago, provides funds for educational loans, primarily federally guaranteed student loans originated under the Federal Family Education Loan Program (FFELP). The company currently owns and manages student loans for 5.3 million borrowers. Through its specialized subsidiaries and divisions, Sallie Mae also


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provides an array of consumer credit loans, including those for life-long learning and K-12 education, and business and technical outsourcing services for colleges and universities nationwide. SLM Holding Corp. and its subsidiaries other than the Student Loan Marketing Association, are not sponsored by or agencies of the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements in this release referring to this transaction, expectations as to future earnings and operations, and other future developments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, the ability to successfully integrate operations, the effect of competitors' and customers' responses, changes in terms of student loans and the educational credit marketplace arising from changes in interest rates and from the implementation of applicable laws and regulations, and from changes in such laws and regulations, and changes in the demand for educational financing or in financing preferences of educational institutions, students, and their families.